                                                                EXHIBIT 10.10(a)







                                CREDIT AGREEMENT

                            dated as of May 6, 1994

                                     among

                           LARIZZA INDUSTRIES, INC.,

                         VARIOUS FINANCIAL INSTITUTIONS

                                      and

                             CONTINENTAL BANK N.A.,
                           individually and as Agent

   ||
                           TABLE OF CONTENTS

                                                                          Page
                                                                          ----
SECTION 1  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2  COMMITMENTS OF THE BANKS; TYPES OF LOANS; LETTERS OF CREDIT;
           BORROWING AND CONVERSION PROCEDURES  . . . . . . . . . . . . .  18

     2.1 Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 2.1.1  Commitment A  . . . . . . . . . . . . . . . . . .  18
                 2.1.2  Commitment B  . . . . . . . . . . . . . . . . . .  18
                 2.1.3  Certain Limitations on Usage of Commitments . . .  18
     2.2  Various Types of Loans  . . . . . . . . . . . . . . . . . . . .  19
     2.3  Borrowing Procedures  . . . . . . . . . . . . . . . . . . . . .  19
     2.4  Conversion Procedures   . . . . . . . . . . . . . . . . . . . .  19
     2.5  Pro Rata Treatment  . . . . . . . . . . . . . . . . . . . . . .  20
     2.6  Letter of Credit Procedures   . . . . . . . . . . . . . . . . .  20
     2.7  Participations in Letters of Credit   . . . . . . . . . . . . .  20
     2.8  Reimbursement Obligations   . . . . . . . . . . . . . . . . . .  21
     2.9  Limitation on the Issuing Bank's Obligations  . . . . . . . . .  21
     2.10 Funding by Banks to the Issuing Bank  . . . . . . . . . . . . .  22
     2.11 Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     2.12 Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     2.13 Commitments Several   . . . . . . . . . . . . . . . . . . . . .  23

SECTION 3  NOTES EVIDENCING LOANS . . . . . . . . . . . . . . . . . . . .  23

     3.1  Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     3.2  Recordkeeping   . . . . . . . . . . . . . . . . . . . . . . . .  23

SECTION 4 INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

     4.1  Interest Rates  . . . . . . . . . . . . . . . . . . . . . . . .  24
     4.2  Interest Payment Dates  . . . . . . . . . . . . . . . . . . . .  24
     4.3  Interest Periods  . . . . . . . . . . . . . . . . . . . . . . .  24
     4.4  Setting and Notice of Eurodollar Rates  . . . . . . . . . . . .  25
     4.5  Computation of Interest   . . . . . . . . . . . . . . . . . . .  25

SECTION 5 FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     5.1   Non-Use Fee    . . . . . . . . . . . . . . . . . . . . . . . .  25
     5.2   Agent's Fees   . . . . . . . . . . . . . . . . . . . . . . . .  25
     5.3   Letter of Credit Fees    . . . . . . . . . . . . . . . . . . .  26

SECTION 6  REDUCTION OR TERMINATION OF THE COMMITMENTS; PREPAYMENTS . . . .   26

  6.1   Reduction or Termination of the
         Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
               6.1.1  Scheduled Reductions of Commitment A  . . . . . . . .   26
               6.1.2  Mandatory Reductions  . . . . . . . . . . . . . . . .   27
               6.1.3  Voluntary Reduction or Termination  . . . . . . . . .   27
               6.1.4  Reductions Pro Rata . . . . . . . . . . . . . . . . .   27
  6.2   Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
               6.2.1  Mandatory Prepayments due to Commitment
               Reductions . . . . . . . . . . . . . . . . . . . . . . . . .   28
               6.2.2  Mandatory Prepayments from Asset Sales  . . . . . . .   28
               6.2.3  Voluntary Prepayments . . . . . . . . . . . . . . . .   28

SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES  . . . . . . . .   28
  7.1   Making of Payments  . . . . . . . . . . . . . . . . . . . . . . . .   28
  7.2   Application of Certain Payments . . . . . . . . . . . . . . . . . .   29
  7.3   Due Date Extension  . . . . . . . . . . . . . . . . . . . . . . . .   29
  7.4   Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  7.5   Proration of Payments . . . . . . . . . . . . . . . . . . . . . . .   29
  7.6   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS  . . . .   32
  8.1   Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  8.2   Basis for Determining Interest Rate Inadequate
               or Unfair   . . . . . . . . . . . . . . . . . . . . . . . . .  33
  8.3   Changes in Law Rendering Eurodollar Loans Unlawful   . . . . . . . .  34
  8.4   Funding Losses   . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  8.5   Right of Banks to Fund through Other Offices   . . . . . . . . . . .  35
  8.6   Discretion of Banks as to Manner of Funding  . . . . . . . . . . . .  35
  8.7   Mitigation of Circumstances; Replacement of Affected  Bank   . . . .  35
  8.8   Conclusiveness of Statements; Survival of Provisions   . . . . . . .  36

SECTION 9  WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  9.1   Organization, etc  . . . . . . . . . . . . . . . . . . . . . . . . .  36
  9.2   Authorization; No Conflict   . . . . . . . . . . . . . . . . . . . .  37
  9.3   Validity and Binding Nature  . . . . . . . . . . . . . . . . . . . .  37
  9.4   Financial Information  . . . . . . . . . . . . . . . . . . . . . . .  37
  9.5   No Material Adverse Change   . . . . . . . . . . . . . . . . . . . .  37
  9.6   Litigation and Suretyship Liabilities  . . . . . . . . . . . . . . .  38
  9.7   Ownership of Properties; Liens   . . . . . . . . . . . . . . . . . .  38
  9.8   Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  9.9   Pension and Welfare Plans  . . . . . . . . . . . . . . . . . . . . .  38
  9.10  Investment Company Act   . . . . . . . . . . . . . . . . . . . . . .  38
  9.11  Public Utility Holding Company Act   . . . . . . . . . . . . . . . .  38
  9.12  Regulations G, T, U and X  . . . . . . . . . . . . . . . . . . . . .  39
  9.13  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  9.14  Solvency, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

   9.15  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   9.16  Contracts; Labor Matters   . . . . . . . . . . . . . . . . . .  39
   9.17  Environmental and Safety and Health Matters  . . . . . . . . .  40
   9.18  Real Property  . . . . . . . . . . . . . . . . . . . . . . . .  41
   9.19  Information  . . . . . . . . . . . . . . . . . . . . . . . . .  41

SECTION 10  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . .  41
   10.1 Reports, Certificates and Other Information   . . . . . . . . .  41
           10.1.1  Audit Report . . . . . . . . . . . . . . . . . . . .  41
           10.1.2  Quarterly Reports  . . . . . . . . . . . . . . . . .  42
           10.1.3  Compliance Certificates  . . . . . . . . . . . . . .  42
           10.1.4  Reports to SEC and to Shareholders . . . . . . . . .  43
           10.1.5  Notice of Default, Litigation and
                   ERISA Matters  . . . . . . . . . . . . . . . . . . .  43
           10.1.6  Subsidiaries . . . . . . . . . . . . . . . . . . . .  43
           10.1.7  Management Reports . . . . . . . . . . . . . . . . .  43
           10.1.8  Projections, etc.  . . . . . . . . . . . . . . . . .  44
           10.1.9  Other Information  . . . . . . . . . . . . . . . . .  44
   10.2  Books, Records and Inspections   . . . . . . . . . . . . . . .  44
   10.3  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .  44
   10.4  Compliance with Laws; Maintenance of Property; Payment of
           Taxes and Liabilities  . . . . . . . . . . . . . . . . . . .  44
   10.5  Maintenance of Existence, etc.   . . . . . . . . . . . . . . .  45
   10.6  Financial Covenants  . . . . . . . . . . . . . . . . . . . . .  45
           10.6.1  Minimum Net Worth  . . . . . . . . . . . . . . . . .  45
           10.6.2  Accounts Payable to Inventory Ratio  . . . . . . . .  45
           10.6.3  Fixed Charge Coverage Ratio  . . . . . . . . . . . .  45
           10.6.4  Consolidated Fixed Charge Coverage Ratio . . . . . .  46
           10.6.5  Operating Leases . . . . . . . . . . . . . . . . . .  46
   10.7   Limitations on Debt   . . . . . . . . . . . . . . . . . . . .  46
   10.8   Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   10.9   Capital Expenditures  . . . . . . . . . . . . . . . . . . . .  47
   10.10  Restricted Payments   . . . . . . . . . . . . . . . . . . . .  47
   10.11  Investments   . . . . . . . . . . . . . . . . . . . . . . . .  48
   10.12  Mergers, Consolidations, Sales  . . . . . . . . . . . . . . .  48
   10.13  Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . .  49
   10.14  Transactions with Affiliates  . . . . . . . . . . . . . . . .  49
   10.15  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . .  50
   10.16  Environmental Covenants   . . . . . . . . . . . . . . . . . .  50
           10.16.1  Environmental Response Obligation . . . . . . . . .  50
           10.16.2  Environmental Liabilities . . . . . . . . . . . . .  50
           10.16.3  Environmental Assessments . . . . . . . . . . . . .  50
   10.17  Unconditional Purchase Obligations  . . . . . . . . . . . . .  51
   10.18  Inconsistent Agreements   . . . . . . . . . . . . . . . . . .  51
   10.19  Further Assurances  . . . . . . . . . . . . . . . . . . . . .  51
   10.20  Limitations on Sale and Leaseback Transactions  . . . . . . .  51
   10.21  Business  . . . . . . . . . . . . . . . . . . . . . . . . . .  51


SECTION 11  CONDITIONS OF LENDING . . . . . . . . . . . . . . . . . . . .  52
     11.1  Initial Loan or Letter of Credit   . . . . . . . . . . . . . .  52
             11.1.1   Notes . . . . . . . . . . . . . . . . . . . . . . .  52
             11.1.2   Resolutions . . . . . . . . . . . . . . . . . . . .  52
             11.1.3   Consents, etc . . . . . . . . . . . . . . . . . . .  52
             11.1.4   Incumbency and Signature Certificates . . . . . . .  52
             11.1.5   Security Agreement  . . . . . . . . . . . . . . . .  52
             11.1.6   Pledge Agreement  . . . . . . . . . . . . . . . . .  53
             11.1.7   Real Estate Documentation . . . . . . . . . . . . .  53
             11.1.8   Opinions of Counsel for the Company . . . . . . . .  53
             11.1.9   Insurance . . . . . . . . . . . . . . . . . . . . .  53
             11.1.10  Debt to be Repaid, etc  . . . . . . . . . . . . . .  53
             11.1.11  Fees  . . . . . . . . . . . . . . . . . . . . . . .  53
             11.1.12  Transfer of Assets  . . . . . . . . . . . . . . . .  53
             11.1.13  Other . . . . . . . . . . . . . . . . . . . . . . .  53
     11.2  All Loans and Letters of Credit  . . . . . . . . . . . . . . .  54
             11.2.1   No Default, etc.  . . . . . . . . . . . . . . . . .  54
             11.2.2   Confirmatory Certificate  . . . . . . . . . . . . .  54
     11.3  Condition for B Loans  . . . . . . . . . . . . . . . . . . . .  54

SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT  . . . . . . . . . . . . .  54
     12.1  Events of Default  . . . . . . . . . . . . . . . . . . . . . .  54
             12.1.1   Non-Payment of the Loans, etc . . . . . . . . . . .  54
             12.1.2   Non-Payment of Other Debt . . . . . . . . . . . . .  54
             12.1.3   Other Material Obligations  . . . . . . . . . . . .  55
             12.1.4   Bankruptcy, Insolvency, etc . . . . . . . . . . . .  55
             12.1.5   Non-Compliance with Provisions of This
                        Agreement . . . . . . . . . . . . . . . . . . . .  55
             12.1.6   Warranties  . . . . . . . . . . . . . . . . . . . .  56
             12.1.7   Pension Plans . . . . . . . . . . . . . . . . . . .  56
             12.1.8   Judgments . . . . . . . . . . . . . . . . . . . . .  56
             12.1.9   Invalidity of Collateral Documents, etc.  . . . . .  56
             12.1.10  Material Adverse Change . . . . . . . . . . . . . .  56
             12.1.11  Change in Control . . . . . . . . . . . . . . . . .  56
     12.2   Effect of Event of Default  . . . . . . . . . . . . . . . . .  56

SECTION 13  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     13.1  Authorization  . . . . . . . . . . . . . . . . . . . . . . . .  57
     13.2  Indemnification  . . . . . . . . . . . . . . . . . . . . . . .  57
     13.3  Exculpation  . . . . . . . . . . . . . . . . . . . . . . . . .  58
     13.4  Credit Investigation   . . . . . . . . . . . . . . . . . . . .  58
     13.5  Agent and Affiliates   . . . . . . . . . . . . . . . . . . . .  58
     13.6  Action on Instructions of the Required Banks   . . . . . . . .  58
     13.7  Funding Reliance   . . . . . . . . . . . . . . . . . . . . . .  59
     13.8  Collateral Matters   . . . . . . . . . . . . . . . . . . . . .  59
     13.9  Resignation  . . . . . . . . . . . . . . . . . . . . . . . . .  60

SECTION 14  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     14.1  Waiver; Amendments   . . . . . . . . . . . . . . . . . . . . .  60
     14.2  Confirmations  . . . . . . . . . . . . . . . . . . . . . . . .  61
     14.3  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

     14.4  Computations   . . . . . . . . . . . . . . . . . . . . . . . .  61
     14.5  Regulations G, T, U, And X   . . . . . . . . . . . . . . . . .  62
     14.6  Costs, Expenses and Taxes  . . . . . . . . . . . . . . . . . .  62
     14.7  Subsidiary References  . . . . . . . . . . . . . . . . . . . .  62
     14.8  Captions   . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     14.9  Assignments; Participations  . . . . . . . . . . . . . . . . .  62
                   14.9.1  Assignments  . . . . . . . . . . . . . . . . .  62
                   14.9.2  Participations . . . . . . . . . . . . . . . .  64
     14.10  Governing Law   . . . . . . . . . . . . . . . . . . . . . . .  65
     14.11  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .  65
     14.12  Successors and Assigns  . . . . . . . . . . . . . . . . . . .  65
     14.13  Indemnification by the Company  . . . . . . . . . . . . . . .  65
     14.14  Confidentiality   . . . . . . . . . . . . . . . . . . . . . .  66
     14.15  Forum Selection and Consent to Jurisdiction   . . . . . . . .  67
     14.16  Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . .  67

         EXHIBIT A                  Form of Note (Section 3.1)
         EXHIBIT B                  Form of B Loan Request (Section 11.3)
         EXHIBIT C                  Form of Compliance Certificate
                                      (Section 10.1.3)
         EXHIBIT D-1                Form of Security Agreement
                                      (Section 11.1.5)
         EXHIBIT D-2                Form of Patent Security Agreement
                                      (Section 11.1.5)
         EXHIBIT E                  Form of Pledge Agreement
                                      (Section 11.1.6)
         EXHIBIT F                  Form of Opinion[s] of Counsel for the
                                      Company
                                      (Section 11.1.8)
         EXHIBIT G                  Form of Assignment Agreement
                                      (Section 14.9)

         SCHEDULE I                 Commitment Limits and Percentages
         SCHEDULE 9.6               Litigation and Suretyship Liabilities
                                      (Section 9.6)
         SCHEDULE 9.8               Subsidiaries (Section 9.8)
         SCHEDULE 9.9               Pension and Welfare Plan (Section 9.9)
         SCHEDULE 9.15              Insurance (Section 9.15)
         SCHEDULE 9.16              Contracts; Labor Matters (Section 9.16)
         SCHEDULE 9.17              Environmental Matters (Section 9.17)
         SCHEDULE 9.18              Real Property (Section 9.18)
         SCHEDULE 10.7              Debt (Section 10.7)
         SCHEDULE 10.8              Liens (Section 10.8)
         SCHEDULE 10.11             Investments (Section 10.11)
         SCHEDULE 10.14             Transactions with Affiliates (Section 10.14)
||

                                CREDIT AGREEMENT


         This CREDIT AGREEMENT, dated as of May 6, 1994 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), is entered into among LARIZZA INDUSTRIES, INC., an Ohio corporation (the "Company"), the undersigned financial institutions (together with their respective successors and assigns, collectively the "Banks" and individually each a "Bank") and CONTINENTAL BANK N.A. (in its individual capacity, "Continental"), as agent for the Banks.

         In consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1 DEFINITIONS. When used herein the following terms shall have the following meaning (such definitions to be applicable to both the singular and plural forms of such terms):

         A Loans - see Section 2.1.1.

         Accounts Payable to Inventory Ratio means, as of the end of any Fiscal Quarter, the ratio of (a) the accounts payable of the Company to (b) the Inventory of the Company.

         Affected Bank means any Bank that has given notice to the Company (which has not been rescinded) of (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3.

         Affected Loan - see Section 8.3.

         Affiliate of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.

         Agent means Continental in its capacity as agent for the Banks hereunder and any successor thereto in such capacity.

         Agreement- see the Preamble.

         Alternate Reference Rate means at any time the greater of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate per annum then most recently announced by Continental as its reference rate at Chicago, Illinois.

         Asset Sale means (a) any sale, lease, transfer or other disposition (including by way of merger or consolidation) by the

Company or any Subsidiary of any asset (including the sale of capital stock of any Subsidiary) outside the ordinary course of business or (b) any sale or assignment with or without recourse of accounts receivable of the Company or any Subsidiary other than (i) sales, transfers or other dispositions by the Company to a Wholly-Owned Subsidiary or a Wholly-Owned Subsidiary (other than General Nuclear) to the Company provided (x) the Net Cash Proceeds thereof do not exceed $500,000 in the aggregate in any Fiscal Year it being agreed that sales between the Company and its Wholly-Owned Subsidiaries shall be netted in determining said $500,000 and (y) if the Net Cash Proceeds thereof exceed $200,000 in the aggregate in any Fiscal Year, such assets have been identified to the Agent within 30 days of such sale, transfer or other disposition exceeding $200,000 and the Company has taken all necessary steps to ensure that the Liens of the Agent under this Agreement or under the Manchester Credit Agreement, as applicable, will be first priority perfected Liens (it being agreed that in connection with Asset Sales by the Company permitted under this clause (i), the Lien of the Agent under the Collateral Documents shall be released with respect to such assets), (ii) the transfer of Manchester/Williamston/Homer from Manchester to the Company on or before the Effective Date and (iii) the sale of all or any of the stock or assets of General Nuclear or the merger of General Nuclear with any other entity provided the Agent receives a Lien on the proceeds of such merger.

         Assignee - see Section 14.9.1.

         Assignment Agreement - see Section 14.9.1.

         B Loan Request-- see Section 11.3.

         B Loans - see Section 2.1.2.

         Bank- see the Preamble.

         Bank Party - see Section 14.13.

         Business Day means any day on which commercial banks are open for commercial banking business in Chicago and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the interbank eurodollar market.

         Capital Expenditures means all expenditures which, in accordance with generally accepted accounting principles, would be required to be capitalized and shown on the unconsolidated balance sheet of the Company, but excluding (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced and (b) prepaid expenses, inventory and tooling expenditures which would otherwise be treated as Capital Expenditures.

         Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property, property by such Person which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of such Person.

         Cash Equivalent Investment means, at any time:

                 (a) any evidence of Debt, maturing not more than one year after such time, issued, insured or guaranteed by the United States Government or the Government of Canada;

                 (b) commercial paper, maturing not more than one year from the date of issue, which is issued by

                      (i) a corporation (except an Affiliate) organized under the laws of any State of the United States of America or of the District of Columbia or under the laws of Canada or any Province of Canada and rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. (or, in the case of Canadian corporations, the equivalent rating by the Canadian Bond Rating Service, the Dominion Bond Rating Service or Dunn & Bradstreet), at the time of investment, or

                      (ii)  any Bank (or its holding company);

                 (c) any certificate of deposit or bankers' acceptance or eurodollar time deposit, maturing not more than one year after the date of issue, which is issued by either

                      (i) a financial institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000, or

                      (ii)  any Bank; or

                 (d) any repurchase agreement with a term of one year or less which

                      (i)  is entered into with

                                        (A)  any Bank, or

                                        (B)  any other commercial banking
                      institution of the stature referred to in clause (c)(i),

                      (ii) is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c), and

                          (iii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder;

                 (e) investments in money market funds that invest substantially all of their assets in Cash Equivalent Investments described in clauses (a) through (d); or

                 (f) investments in short-term asset management accounts offered by any Bank, Bank One Cleveland or The Toronto-Dominion Bank for the purpose of investing in loans to any corporation (other than an Affiliate) organized under the laws of any State of the United States or of the District of Columbia or under the laws of Canada or any Province of Canada and rated at least A-1 by Standard & Poor's corporation or P-1 by Moody's Investor Services, Inc. (or, in the case of Canadian corporations, the equivalent rating by the Canadian Bond Rating Service, the Dominion Bond Rating Service or Dunn & Bradstreet).

         Change in Control means the occurrence of any of the following: (a) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than Ronald T. Larizza is or becomes the "beneficial owner", directly or indirectly, of more than 25% (38% if Ronald T. Larizza controls more voting power than such "person" or "group") of the total voting power in the aggregate of all classes of capital stock of the Company then outstanding normally entitled to vote in elections of directors, or (b) during any period of 12 consecutive months after the Effective Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election or appointment was approved by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election, appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

         Code means the Internal Revenue Code of 1986, as amended.

         Collateral means, collectively, all of the property and assets that are from time to time subject to the Collateral Documents.

         Collateral Documents means the Pledge Agreement, the Security Agreement, the Patent Security Agreement and each Mortgage.

         Commitment A means the Commitments of the Banks to make A Loans and participate in Letters of Credit pursuant to Section 2.1.1.

         Commitment A Reduction Date - see Section 6.1.1.

         Commitment B means the Commitments of the Banks to make B Loans pursuant to Section 2.1.2.

         Commitment means (a) as to any Bank, such Bank's commitment to make Loans and to issue or participate in Letters of Credit in such Bank's Percentage of the amount of Commitment A and Commitment B and (b) in the case of all Banks, Commitment A and Commitment B collectively. The amounts of the initial Commitments of each Bank, and the initial amounts of Commitment A and Commitment B are set forth on Schedule I.

         Company- see the Preamble.

         Computation Period means a Fiscal Quarter.

         Consolidated Capital Expenditures means all expenditures which, in accordance with generally accepted accounting principles, would be required to be capitalized and shown on the consolidated balance sheet of the Company and its Subsidiaries, but excluding (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced and (b) prepaid expenses, inventory and tooling expenditures which would otherwise be treated as Capital Expenditures.

         Consolidated EBITDA means, for any Computation Period, the sum, without duplication, of

              (a)    Consolidated Net Income for the Computation Period,

             plus

              (b)   the Consolidated Interest Expense for the Computation
         Period,

             plus

              (c) all depreciation and amortization of assets (including goodwill and other intangible assets) of the Company and its Subsidiaries deducted in determining Consolidated Net Income for such Computation Period, plus

              (d) all federal, state, local and foreign income taxes (whether paid or deferred) of the Company and its Subsidiaries deducted in determining Consolidated Net Income for such Computation Period.

         Consolidated Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of

         (a)     the sum, without duplication, of

                 (i)      Consolidated EBITDA for such Computation Period,

         plus

                 (ii)  Consolidated Lease Expense for such Computation Period,

         minus

                 (iii) Consolidated Capital Expenditures for such Computation Period,

         minus

                 (iv)  dividends paid by the Company during such Computation
         Period

to
         (b)     the sum, without duplication, of

                 (i)  Consolidated Interest Expense for such Computation Period,

         plus

                 (ii)  Consolidated Lease Expense for such Computation Period.

         Consolidated Interest Expense means, for any period, the consolidated interest expense of the Company and its Subsidiaries for such period (including, without limitation, all imputed interest expense on Capital Leases).

         Consolidated Lease Expense means, for any period, the aggregate payments by the Company and its Subsidiaries as lessee under Operating Leases.

         Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period.

         Consolidated Net Worth means the stockholder's equity of the Company.

         Continental - see the Preamble.

         Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than prepaid interest and trade accounts payable and accrued liabilities in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person (including, without limitation, the Letters of Credit), (f) net liabilities of such Person under all Hedging Agreements, and (g) all Suretyship Liabilities of such Person.

         Debt to be Repaid means all Debt listed on Schedule 10.7 under the heading "Debt to be Repaid."

         Dollar and the sign "$" mean lawful money of the United States of America.

         EBITDA means, for any Computation Period, the sum, without duplication, of

                 (a)    Net Income for the Computation Period,

                plus

                 (b)   Interest Expense for the Computation Period,

                plus

                 (c) all depreciation and amortization of assets (including goodwill and other intangible assets) of the Company deducted in determining Net Income for such Computation Period,

                plus

                 (d) all federal, state, local and foreign income taxes (whether paid or deferred) of the Company deducted in determining Net Income for such Computation Period.

         Effective Date - see Section 11.1.

         Environmental Laws means the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, and any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirement regulating, relating to, or imposing liability or standards of conduct (including, but not limited to, permit requirements and emission or effluent restrictions) concerning any Hazardous Materials, as now or at any time hereafter in effect.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

         Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of such Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

         Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).

         Eurodollar Office means with respect to any Bank the office or offices of such Bank which shall be making or maintaining the Eurodollar Loans of such Bank hereunder or such other office or offices through which such Bank determines its Eurodollar Rate. A Eurodollar Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

         Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, the rate per annum at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of Continental two Business Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about 10:00 a.m. Chicago time of such Eurodollar Office, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the Eurodollar Loan of Continental for such Interest Period.

         Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

                   Eurodollar Rate     =      Eurodollar Rate
                                              ---------------
                 (Reserve Adjusted)           1-Eurocurrency
                                              Reserve Percentage

         Event of Default means any of the events described in Section 12.1.

         Exchange Act means the Securities Exchange Act of 1934, as amended.

         Federal Funds Rate means, for any day, the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If such rate is not published in the Composite 3:30 p.m. Quotations for any Business Day, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m., New York City time, on such day by each of three leading brokers of Federal funds transactions in New York City, selected by the Agent. The rate for any day which is not a Business Day shall be the rate for the immediately preceding Business Day.

         Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 1993") refer to the Fiscal Year ending on December 31 of such calendar year.

         Fiscal Quarter means a fiscal quarter of a Fiscal Year.

         Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of

         (a)     the sum, without duplication, of

                 (i)  EBITDA for such Computation Period,

        plus

                 (ii)  Lease Expense for such Computation Period,

        minus

                 (iii) Capital Expenditures for such Computation Period,

        minus

                 (iv)  dividends paid by the Company during such Computation
                 Period

to
         (b)     the sum, without duplication, of

                 (i)  Interest Expense for such Computation Period,

         plus

                 (ii)  Lease Expense for such Computation Period.

         Floating Rate Loan means any Loan which bears interest at or by reference to the Alternate Reference Rate.

         General Nuclear means General Nuclear Corp., a Pennsylvania corporation.

         Group - see Section 2.2.

         Hazardous Material means any hazardous, toxic or dangerous substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law or any other Federal, state or local statute, law, ordinance, code, regulation or order, or any other requirement of any governmental authority regulating, relating to, or imposing liability for, or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material as now or any time hereafter in effect and applicable to any real property owned by or leased to the Company or any Subsidiary or on which the Company or any Subsidiary carries on any of its operations (provided that no such state or local statute, law, ordinance, code, regulation, order or other requirement shall be deemed to have extraterritorial application).

         Hedging Agreements means any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

         Interest Expense means for any period the unconsolidated interest expense of the Company for such period (including, without limitation, all imputed interest on the Company's Capital Leases).

         Interest Period - see Section 4.3.

         Interest Coverage Ratio means, for any Computation Period, the ratio of

         (a)     the sum, without duplication, of

                 (i)  Consolidated Net Income for the Computation Period,

         plus

                 (ii)     Consolidated Interest Expense for the Computation
         Period,

         plus

                 (iii) all Federal, state, local and foreign income taxes (whether paid or deferred) of the Company and its Subsidiaries deducted in determining Consolidated Net Income for such Computation Period, plus

                 (iv)  Consolidated Lease Expense for such Computation Period,

to

         (b)     the sum, without duplication of

                 (i)  Consolidated Interest Expense for such Computation Period,

         plus

                 (ii)  Consolidated Lease Expense for such Computation Period.

         Inventory means any and all of the goods of the Company (including, without limitation, goods in transit) wheresoever located, which are or may at any time be held for sale, furnished under any contract of service, or held as raw materials, work in process, finished goods or supplies or materials used or consumed in business of the Company, or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods.

         Investment means, with respect to any Person:

                 (a) any loan or advance made by such Person to any other Person (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and
         (ii) advances to, and deposits with, contractors and suppliers in the ordinary course of business, but solely to the extent consistent with the past practice of the Company and its Subsidiaries); and

                 (b) any ownership or similar interest held by such Person in any other Person.

         The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

         Issuing Bank means Continental in its capacity as issuer of Letters of Credit.

         Lease Expense means for any period the aggregate payments by the Company as lessee under Operating Leases.

         Letter of Credit means a letter of credit having terms and provisions which are permitted by the Agreement and which otherwise are reasonably satisfactory to the Issuing Bank.

         Letter of Credit Application means a letter of credit application in the form then used by the Issuing Bank for letters of credit (with appropriate adjustments to indicate that any letter of credit issued thereunder is to be issued pursuant to, and subject to the terms and conditions of, this Agreement).

         Lien means, when used with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

         Loans means the A Loans and B Loans.

         Loan Commitment means Commitment A and Commitment B.

         Loan Documents means this Agreement, the Notes, the Letter of Credit Applications and the Collateral Documents.

         Manchester means Manchester Plastics Ltd., an Ontario  corporation.

         Manchester Credit Agreement means the Credit Agreement dated as of May 6, 1994 among Manchester various financial institutions and Continental as Agent, as amended, supplemented or otherwise modified from time to time.

         Manchester/Williamston/Homer means the facilities and related assets in Manchester, Williamston and Homer, Michigan owned by Manchester as of March 31, 1994.

         Margin means (a) initially, .50% in the case of any Floating Rate Loan, and 2.25% in the case of any Eurodollar Loan, and (b) on and after any date specified below on which the Margin is to be adjusted, the rate per annum set forth in the table below for the applicable type of Loan opposite the applicable Level:

                    Margin for Eurodollar Loans

                                                 Interest Coverage Ratio
Consolidated                    <2.5x                  2.51-4.50%              4.51-6.0x         6.0x<
Net Worth                       -----                  ----------              ---------         -----
               <$5MM             3.00%                    2.50%                  2.25%            1.75%
         $5 - <$15MM             2.50%                    2.00%                  1.75%            1.25%
       >$15 - <$25MM             2.00%                    1.50%                  1.25%             .75%
       -      >$25MM             1.50%                    1.00%                   .75%             .75%
              -


                    Margin for Floating Rate Loans

                                   Interest Coverage Ratio
Consolidated                    <2.5x                  2.51-4.50%              4.51-6.0x         6.0x<
Net Worth                       -----                  ----------              ---------         -----
               <$5MM             1.25%                      .75%                   .50%             .0%
         $5 - <$15MM              .75%                      .25%                   .00%             .0%
       >$15 - <$25MM              .25%                      .00%                   .00%             .0%
       -      >$25MM              .00%                      .00%                   .00%             .0%
              -

If any Compliance Certificate delivered by the Company pursuant to Section
10.1.3 shall give rise to any adjustment in the Margin, such adjustment shall be effective for all Loans (including any then-outstanding Loans) on the Margin Determination Date.

         Notwithstanding the foregoing, if the Company fails to deliver a Compliance Certificate on or before such Margin Determination Date, "Margin" shall mean the Margin currently in effect until the date on which the Company delivers such Compliance Certificate, at which time (i) if such Compliance Certificate results in a smaller Margin, such smaller Margin shall become effective on the date on which the Company delivers such Compliance Certificate, and (ii) if such report results in a larger Margin, such larger Margin shall become effective as of the Margin Determination Date on or before which such Compliance Certificate should have been delivered, and the Company shall pay to the Agent for the pro rata accounts of the Banks the amount determined to be owing by the Company to the Banks as a result of the retroactive application of such larger Margin (such payment to be made (x) in the case of any Eurodollar Loan on which interest has not been paid since the most recent Margin Determination Date, on the next date on which interest is payable on such Eurodollar Loan pursuant to Section 4.2, and (y) in the case of any Eurodollar Loan which was outstanding on the Margin Determination Date and
(A) which is no longer outstanding on the date on which such Compliance Certificate is delivered or (B) on which interest has been paid since the most recent Margin Determination Date, immediately).

         Margin Determination Date means the first day of the next succeeding Fiscal Quarter after the date as of which the applicable Compliance Certificate is prepared (i.e. if Compliance Certificate is prepared for 12/31/94, Margin Determination Date is April 1, 1995).

         Margin Stock means any "margin stock" as defined in any of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System.

         Material Adverse Effect means, relative to any event or occurrence of whatever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental proceeding), a material adverse effect on (a) the financial condition, operations, business, revenues, assets or properties or prospects of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to timely and fully perform any of its payment or other material obligations under this Agreement or any other Loan Document to which it is a party.

         Minimum Capital Equipment Expenditure means the purchase of capital equipment after the Effective Date having an aggregate purchase price of (a) $5,000,000 in the case of the Company and its Subsidiaries other than Manchester and (b) $5,000,000 in the case of Manchester.

         Mortgage means a mortgage, leasehold mortgage, deed of trust or similar document granting a Lien on real property or interest therein in appropriate form for filing or recording in the applicable jurisdiction and otherwise reasonably satisfactory to the Agent.

         Net Cash Proceeds means with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received in respect of non-cash proceeds) received by the Company or any Subsidiary pursuant to such Asset Sale, net of (i) the direct costs relating to such Asset Sale (including, without limitation, sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such sale (other than the Loans) and (iv) any reserve for adjustment in respect of the sale price of such asset (until such amount is available to the Company or the applicable Subsidiary).

         Net Income means, with respect to the Company on an unconsolidated basis for any period, the net income (or loss) of the Company for such period.

         Non-U.S. Person means a Person that is not (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized under the laws of the United States or any state thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

         Note - see Section 3.1.

         Occupational Safety and Health Law means the Occupational Safety and Health Act of 1970 and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to on imposing liability or standards of conduct concerning employee health and/or safety.

         Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than a Capital Lease.

         Patent Security Agreement - see Section 11.1.5.

         Participant- see Section 14.9

         PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         Pension Plan means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Company or any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended or section 4001 of ERISA, may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

         Percentage means as to any Bank the percentage which (a) the amount of such Bank's Commitment is of (b) the aggregate amount of Commitments of all Banks; provided that after the Commitments have been terminated, "Percentage" shall mean as to any Bank the percentage which the aggregate principal amount of such Bank's Loans is of the aggregate principal amount of all Loans. The initial Percentage for each Bank is set forth opposite such Bank's name on
Schedule I.

         Person means any natural person, corporation, partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

         Pledge Agreement - see Section 11.1.6.

         Required Banks means Banks having an aggregate Percentage of 51% or more.

         SEC means the Securities and Exchange Commission.

         Security Agreement - see Section 11.1.5.

         Stated Amount means with respect to any Letter of Credit at any date of determination, the maximum aggregate amount available thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit. If a Letter of Credit is payable in currency other than Dollars, the Stated Amount shall be determined in accordance with Section 2.8(b).

         Subsidiary means, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

         Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability (including accounts payable) of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability guaranteed thereby.

         Tangible Net Worth means the stockholder's equity of the Company excluding foreign currency translation adjustments after subtracting all Intangible Assets of the Company and its Subsidiaries. For purposes of the foregoing, "Intangible Assets" means goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expense, organization expense and any other assets that are properly classified as Intangible Assets in accordance with generally accepted accounting principles.

         Termination Date means May 6, 1997 or such other date on which the Commitments shall terminate pursuant to Section 6 or 12.

         Type of Loan or Borrowing - see Section 2.2. The types of Loans or borrowings under this Agreement are as follows: Floating Rate Loans or borrowings and Eurodollar Loans or borrowings.

         Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

         Welfare Plan means a "welfare plan", as such term is defined in section 3(1) of ERISA.

         Wholly-Owned Subsidiary means a Subsidiary of which the Company and/or its Subsidiaries own, directly or indirectly, all of the outstanding shares of capital stock (other than directors' qualifying shares).

         SECTION 2 COMMITMENTS OF THE BANKS; TYPES OF LOANS; LETTERS OF CREDIT; BORROWING AND CONVERSION PROCEDURES.

         2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make loans to the Company as follows:

         2.1.1 Commitment A. (a) Loans on a revolving basis ("A Loans") from time to time before the Termination Date in such Bank's Percentage of such aggregate amounts as the Company may from time to time request from all Banks under Commitment A; provided that the aggregate principal amount of all A Loans which all Banks shall be committed to have outstanding at any one time shall not exceed an amount equal to (x) $27,000,000 (as such amount is reduced from time to time pursuant to Section 6.1) minus (y) the Stated Amount of all outstanding Letters of Credit; and (b) the Issuing Bank agrees to issue Letters of Credit at the request of and for the account of the Company from time to time before the Termination Date and, as more fully set forth in Section 2.7, each Bank agrees to purchase a participation in each such Letter of Credit, provided that the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the lesser of (i) $2,000,000 or (ii) an amount equal to (x) the aggregate amount of Commitment A minus (y) the aggregate principal amount of all outstanding A Loans.

         2.1.2 Commitment B. Loans on a revolving basis ("B Loans") from time to time before the Termination Date in such Bank's Percentage of such aggregate amounts as the Company may from time to time request from all Banks under Commitment B; provided that the aggregate principal amount of all B Loans which all Banks shall be committed to have outstanding at any one time shall not exceed $8,000,000 (as such amount is reduced from time to time pursuant to Section 6.1).

         2.1.3 Certain Limitations on Usage of Commitments. Notwithstanding any other provision of this Agreement, (a) B Loans may only be requested in connection with tooling and capital equipment as evidenced by a B Loan Request,
(b) B Loans
may not be requested for Minimum Capital Equipment Expenditures and (c) the initial request for a B Loan with respect to capital equipment for Larizza and its Subsidiaries (other than Manchester) or Manchester must be accompanied by invoices or other evidence satisfactory to the Agent documenting the Minimum Capital Equipment Expenditures of Larizza and its Subsidiaries (other than Manchester) or Manchester, as applicable.

         2.2 Various Types of Loans. Each Loan shall be either a Floating Rate Loan or a Eurodollar Loan (each a "type" of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section
2.3 or 2.4. Eurodollar Loans having the same Interest Period are sometimes called a "Group" or collectively "Groups". Floating Rate Loans and Eurodollar Loans may be outstanding at the same time, provided that (a) not more than five different Groups of A Loans shall be outstanding at any one time, (b) not more than three different Groups of B Loans shall be outstanding at any one time and
(c) the aggregate principal amount of each Group of Eurodollar Loans shall at all times be at least $1,000,000 and an integral multiple of $100,000.

         2.3 Borrowing Procedures. The Company shall give written or telephonic notice to the Agent of each proposed borrowing not later than (a) in the case of a Floating Rate borrowing, 10:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Bank thereof. Not later than 1:00 p.m., Chicago time, on the date of a proposed borrowing, each Bank shall provide the Agent at the principal office of the Agent in Chicago with immediately available funds covering such Bank's Percentage of such borrowing and, subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to such borrowing, the Agent shall pay over the requested amount to the Company on the requested borrowing date. Each borrowing shall be on a Business Day and shall be in an aggregate amount of at least $200,000 in the case of a Floating Rate Loan and $1,000,000 in the case of a Eurodollar Rate Loan and an integral multiple of $100,000.

         2.4 Conversion Procedures. Subject to the provisions of Section 2.2, the Company may convert all or any part of any outstanding Loan into a Loan of a different type by giving written or telephonic notice to the Agent not later than (a) in the case of conversion into a Floating Rate Loan, 10:00 A.M., Chicago time, on the proposed date of such conversion, and (b) in the case of a conversion into a Eurodollar Loan, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion. Each such notice shall be effective upon receipt by the Agent and shall specify the date and amount of such conversion, the Loan to be so converted, the type of Loan to be converted into and, in the case of a conversion into a Eurodollar Loan, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Bank thereof. Subject to Sections 2.11 and 2.12, such Loan shall be so converted on the requested date of conversion.
Each conversion shall be on a Business Day and, after giving effect to any conversion, the aggregate principal amount of each Group of Eurodollar Loans shall be at least $1,000,000 and an integral multiple of $100,000.

         2.5 Pro Rata Treatment. All borrowings, conversions and repayments shall be effected so that after giving effect thereto each Bank will have a pro rata share (according to its Percentage) of all types and Groups of Loans.

         2.6 Letter of Credit Procedures. The Company shall give notice to the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser period as the Issuing Bank may agree) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit Application, duly executed by the Company and in all respects satisfactory to the Issuing Bank, together with such other documentation as the Issuing Bank may reasonably request in support thereof, it being understood that each Letter of Credit Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier of (x) one year from the date of issuance or renewal or (y) five Business Days prior to the Termination
Date) and whether such Letter of Credit is to be transferable in whole or in part. Subject to the satisfaction of the conditions precedent set forth in
Section 11 with respect to the issuance of such Letter of Credit, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Company shall not be entitled to request the issuance of a Letter of Credit for the account of Manchester in an amount exceeding $750,000.

         2.7 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank's Percentage, in such Letter of Credit and the Company's reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank's "participation" therein. The Issuing Bank hereby agrees, upon request of any Bank, to deliver to such Bank a list of all outstanding Letters of Credit, together with such information related thereto as such other Bank may reasonably request.

         2.8 Reimbursement Obligations. (a) The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or distribution shall bear interest from and including the date of such payment or disbursement to but not including the date that the Issuing Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the sum of the Alternate Reference Rate from time to time in effect plus the applicable Margin (plus, at any time an Event of Default exists, 2%). The Issuing Bank shall notify the Company and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided, however, that the failure of the Issuing Bank to so notify the Company or the Agent shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever.

                 (b) The Company agrees in the case of each draft drawn under any Letter of Credit in currency other than Dollars (the "Foreign Currency") to reimburse the Issuing Bank in Dollars for the equivalent of the Foreign Currency amount paid at the rate of exchange the Issuing Bank is able, on the relevant reimbursement date, to purchase the Foreign Currency with Dollars in accordance with its customary practices in Chicago. If, for any reason, there exists no rate of exchange generally current in Chicago for such Foreign Currency, the Company agrees to pay the Issuing Bank, on demand, an amount in Dollars equivalent to the actual cost of settlement of the Issuing Bank's obligation to the beneficiary of such Letter of Credit, including interest at the rate set forth in Section 2.8(a).

         2.9 Limitation on the Issuing Bank's Obligations. In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to the Company or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Company or any Bank and shall not reduce or impair the Company's reimbursement obligations set forth in Section 2.8 or the obligations of the Banks pursuant to Section 2.10.

         2.10 Funding by Banks to the Issuing Bank. If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Bank in full for such payment or disbursement by 10:00 A.M., Chicago time, on the date of such payment or disbursement or if any reimbursement received by the Issuing Bank from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Bank shall be obligated to pay to the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its pro rata share (according to its Percentage) of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.8), and the Agent shall promptly notify each other Bank thereof. Each other Bank irrevocably and unconditionally agrees, severally and for itself alone, to so pay to the Agent in immediately available funds for the Issuing Bank's account the amount of such other Bank's Percentage of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to the Agent by 2:00 P.M., Chicago time, on the Business Day on which such Bank receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Agent for the Issuing Bank's account forthwith on demand for each day from and including the date such amount was to have been delivered to the Agent to but excluding the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Alternate Reference Rate from time to time in effect. Any Bank's failure to make available to the Agent its Percentage of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Agent such other Bank's Percentage of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to the Agent such other Bank's Percentage of any such payment or disbursement.

         2.11 Warranty. Each notice of borrowing and/or of conversion pursuant to Section 2.3 or 2.4 and the delivery of each Letter of Credit Application pursuant to Section 2.6 shall automatically constitute a warranty by the Company to the Agent and each Bank to the effect that on the date of such requested borrowing or conversion (other than any conversion from a Eurodollar Loan to a Floating Rate Loan required by Section 8.3) (a) the warranties of the Company contained in Section 9

(excluding Sections 9.4, 9.6, 9.8, 9.15 through 9.18 and except to the extent changes in facts or conditions are expressly permitted or required hereunder) of this Agreement shall be true and correct as of such requested date as though made on the date thereof and (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result therefrom.

         2.12 Conditions. Notwithstanding any other provision of this Agreement, (a) no Bank shall be obligated to make any Loan, (b) no Bank shall be obligated to convert into or permit the continuation at the end of the applicable Interest Period of any Eurodollar Loan and (c) the Issuing Bank shall not be obligated to issue any Letter of Credit if, in any such case, an Event of Default or Unmatured Event of Default exists or would result therefrom.

         2.13 Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

         SECTION 3  NOTES EVIDENCING LOANS.

         3.1 Notes. The Loans of each Bank shall be evidenced by a promissory note (as amended, supplemented, replaced or otherwise modified from time to time, individually each a "Note" and collectively for all Banks the "Notes") substantially in the form of Exhibit A, with appropriate insertions, dated the Effective Date (or such earlier date as shall be satisfactory to the Agent), payable to the order of such Bank in an amount equal to such Bank's Percentage of the Loan Commitment (or, if less, in the aggregate unpaid principal amount of such Bank's Loans).

         3.2 Recordkeeping. Each Bank shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

         SECTION 4  INTEREST.

         4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full, as follows:

              (a) at all times while such Loan is a Floating Rate Loan, at a rate per annum equal to the sum of the Alternate Reference
         Rate from time to time in effect plus the applicable Margin; and

              (b) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the applicable Margin;

provided, however, that at any time an Event of Default exists, the interest rate applicable to each Loan shall be increased by 2%.

         4.2 Interest Payment Dates. Accrued interest on each Floating Rate Loan shall be payable on the last day of each calendar quarter and at maturity, commencing with the first of such dates to occur after the date of such Loan. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of each Eurodollar Loan with an Interest period in excess of three months, on each three-month anniversary of such Loan) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

         4.3 Interest Periods. Each Interest Period for a Eurodollar Loan shall commence on the date such Eurodollar Loan is made or converted from a Floating Rate Loan, or on the expiration of the immediately preceding Interest Period for such Eurodollar Loan, and shall end on the date which is one, two, three or six months thereafter, as the Company may specify:

              (a) in the case of an Interest Period which commences on the date a Eurodollar Loan is made or converted from a Floating Rate Loan, in the related notice of borrowing or conversion pursuant to Section
         2.3 or 2.4, or

              (b) in the case of a succeeding Interest Period with respect to any Eurodollar Loan, by written or telephonic notice to the Agent not later than 11:00 A.M., Chicago time, at least three Business Days prior to the first day of such succeeding Interest Period, it being understood that (i) each such notice shall be effective upon receipt by the Agent and (ii) if the Company fails to give such notice, such Loan shall automatically become a Floating Rate Loan at the end of its then-current Interest Period.

Each Interest Period for a Eurodollar Loan which would otherwise end on a day which is not a Business Day shall end on the immediately succeeding Business Day (unless such immediately succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the immediately preceding Business Day). The Company may not select any Interest Period which would (a) end after the scheduled Termination Date or (b) result in the aggregate principal amount of all Eurodollar Loans under Commitment A having an Interest Period ending after the next Commitment A Reduction Date being in excess of the scheduled amount of Commitment A after such Commitment A Reduction Date.

         4.4 Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Bank. Each determination of the applicable Eurodollar Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Agent in determining any applicable Eurodollar Rate hereunder.

         4.5 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Floating Rate Loan shall change simultaneously with each change in the Alternate Reference Rate.

         SECTION 5  FEES.

         5.1 Non-Use Fee. The Company agrees to pay to the Agent for the benefit of each Bank a non-use fee for the period from and including the Effective Date to but excluding the Termination Date of .375% per annum on the daily average of the unused amount of such Bank's Percentage of the Commitments. Such non-use fee shall be payable in arrears for the period from and including the Effective Date to but excluding the Termination Date, on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have been theretofore paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

         5.2 Agent's Fees. The Company agrees to pay to the Agent certain fees at such times and in such amounts as are mutually agreed upon by the Company and the Agent.

         5.3 Letter of Credit Fees. (a) The Company agrees to pay to the Agent for the account of the Banks pro rata according to their respective Percentages a letter of credit fee for each Letter of Credit in an amount per annum of the daily average of the aggregate Stated Amount of such Letter of Credit (excluding any unreimbursed payment or disbursement thereunder) equal to 1.00%

         (b) The Company agrees to pay to the Issuing Bank a fronting fee in an amount equal to .25% per annum of the daily average of the aggregate Stated Amount of each Letter of Credit (excluding any unreimbursed payment or disbursement thereunder).

         (c) The fees payable pursuant to clauses (a) and (b) above shall be computed for the actual number of days elapsed on the basis of a year of 360 days and shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for the period from and including the date of the issuance of the applicable Letter of Credit to but excluding the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

         (d) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Bank such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.


         SECTION 6  REDUCTION OR TERMINATION OF THE COMMITMENTS;
                    PREPAYMENTS.

         6.1  Reduction or Termination of the Commitments.

         6.1.1 Scheduled Reductions of Commitment A. Commitment A shall be permanently reduced on each of the following dates (each a "Commitment A Reduction Date") by the amounts set forth opposite such dates:

                          Reducing Revolver Amortization
                          ------------------------------

                                                             Facility
          Date                                             Amortization
        --------                                           ------------
        06/30/94                                           $  250,000
        09/30/94                                              250,000
        12/31/94                                              250,000
        03/31/95                                            1,250,000
        06/30/95                                            1,250,000
        09/30/95                                            1,250,000
        12/30/95                                            1,250,000
        03/31/96                                            1,250,000
        06/30/96                                            1,250,000
        09/30/96                                            1,250,000
        12/31/96                                            1,250,000
        03/31/97                                            1,250,000

         6.1.2 Mandatory Reductions. Commitment A shall be reduced, dollar for dollar, by the amount of any Loans repaid pursuant to Section 6.2.2.

         6.1.3 Voluntary Reduction or Termination. The Company may from time to time on at least five Business Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the amount of any Commitment to an amount not less than (a) in the case of a reduction in Commitment A, the sum of (x) the aggregate unpaid principal amount of the A Loans and (y) the Stated Amount of all outstanding Letters of Credit and (b) in the case of a reduction in Commitment B, the aggregate unpaid principal amount of the B Loans. Any such reduction (a) shall be in an amount not less than $5,000,000 and an integral multiple of $1,000,000 and (b) shall not reduce the scheduled reductions of Commitment A pursuant to Section 6.1.1. The Company may at any time on like notice terminate any Commitment (i) in the case of the termination of Commitment A, upon payment in full of all A Loans, the expiration, cancellation or cash collateralization (on terms satisfactory to the Agent and the Issuing Bank) of all outstanding Letters of Credit and the payment in full of all other obligations of the Company hereunder in respect of Commitment A and (ii) in the case of the termination of Commitment B, upon payment in full of all B Loans and all other obligations of the Company hereunder in respect of Commitment B.

         6.1.4 Reductions Pro Rata. All reductions of the Commitments shall be pro rata among the Banks according to their respective Percentages.

         6.2  Prepayments.

         6.2.1 Mandatory Prepayments due to Commitment Reductions. On each date on which either Loan Commitment is reduced pursuant to Section 6.1.1 or 6.1.3, the Company shall make a prepayment of the applicable Loans in the amount (if any) by which the outstanding principal amount of such Loans exceeds the applicable Commitment.

         6.2.2 Mandatory Prepayments from Asset Sales. Within 30 days after any Asset Sale permitted by the terms hereof, the Company shall apply an amount equal to the Net Cash Proceeds of such Asset Sale to the extent in excess of $500,000 in any Fiscal Year, first to prepayment of the A Loans and, the balance, if any, to payment of the B Loans.

         6.2.3 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part, provided that (a) the Company shall give the Agent (which shall promptly advise each Bank) not less than one Business Day's prior written notice thereof, specifying the Loans to be prepaid and the date and amount of prepayment, (b) any prepayment of a Eurodollar Loan prior to the end of an Interest Period therefor shall be subject to Section 8.4, (c) each partial prepayment shall be in a principal amount of at least $200,000 in the case of a Floating Rate Loan and at least $500,000 in the case of a Eurodollar Loan and an integral multiple of $100,000 and (d) any prepayment of a Eurodollar Loan shall include accrued interest to the date of prepayment on the principal amount being repaid.

         SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

         7.1 Making of Payments. All payments of principal of or interest on the Notes and of all non-use fees shall be made by the Company to the Agent in immediately available funds at its office in Chicago not later than 1:00 P.M., Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. The Company hereby authorizes the Agent to charge the Company's demand deposit account no. 75-06813 maintained with Continental for the amount of any such payment on the due date therefor, but the Agent's failure to so charge such account shall in no way affect the obligation of the Company to make any such payment. The Agent shall promptly remit to each Bank or other holder of a Note its share of all such payments received in collected funds by the Agent for the account of such Bank or holder.

         All payments underSections 8.1 and 8.4 shall be made by the Company directly to the Bank or Banks entitled thereto.





                                      28-

         7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its discretion. Concurrently with each remittance to any Bank of its share of any such payment, the Agent shall advise such Bank as to the application of such payment.

         7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Notes or of non-use fees falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day (unless, in the case of a Eurodollar Loan, such next following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

         7.4 Setoff. The Company agrees that the Agent, each Bank and each other holder of a Note have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time
(a) any payment or other amount owing by the Company under this Agreement is then due to the Agent, any Bank or any such holder or (b) any Unmatured Event of Default under Section 12.1.4 or any Event of Default exists, the Agent, each Bank and each such holder may apply to the payment of such payment or other amount (or, in the case of clause (b), to any obligations of the Company hereunder, whether or not then due) any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Agent, such Bank or such holder.

         7.5 Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Note (or on account of its participation in any Letter of Credit) in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on Notes then held by them (other than in respect of an Affected Loan or as a result of replacement of a Bank pursuant to Section 8.7), such Bank shall purchase from the other Banks such participation in the Notes (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

         7.6 Taxes. (a) All payments by the Company hereunder (including all payments of principal of and interest on the Loans) to any Non-U.S. Person shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Non-U.S. Person's gross or net income or receipts (all non-excluded items being called "Taxes"). If any deduction or withholding from any payment to be made by the Company hereunder is required in respect of any Taxes in respect of payments to a Non-U.S. Person then the Company will

                 (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                 (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

                 (iii) except to the extent that such deduction or withholding results from the breach by such Person of its agreement contained in clause (b) or (c) below, or would not be required if such Person's representation and warranty contained in clause (c) below were true, pay such additional amounts as may be necessary in order that the net amount received by such Person after such deduction or withholding (including any required deduction or withholding on such additional amounts) shall equal the amount such Person would have received had no such deduction or withholding been made.

Moreover, if any Taxes are directly asserted against the Agent or any Bank with respect to any payment received by the Agent or such Bank hereunder, the Agent or such Bank may pay such Taxes and the Company will promptly pay such additional amount (including any penalty, interest and expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted (except to the extent that such Taxes result from such Person's gross negligence or willful misconduct or from the breach by such Person of its agreement contained in clause (b) or (c) below or would not be asserted if such Person's representation and warranty contained in clause (c) below were true). For purposes of this Section 7.6, a distribution hereunder by the Agent or any Bank to or for the account of any Bank shall be deemed a payment by the Company.

                 (b) Each Bank which is a Non-U.S. Person agrees (to the extent it is permitted to do so under the laws of the

         United States, any applicable double taxation treaties of the United States, the jurisdiction of its incorporation and the jurisdiction in which its Eurodollar Office is located) to execute and deliver to the Agent for delivery to the Company, before the Effective Date and before the first scheduled payment date in each taxable year thereafter of such Bank, either (i) a United States Internal Revenue Service Form 1001 or (ii) a United States Internal Revenue Form 4224 together with a United States Internal Revenue Service Form W-9, or any successor forms, as appropriate, and such other and further forms which the Company may reasonably request, in each case properly and accurately completed and properly claiming complete or partial, as the case may be, exemption from withholding and deduction of United States Federal Taxes.

                 (c) Each Bank which is a Non-U.S. Person represents and warrants to the Company and the Agent that, as of the date of this Agreement (or in the case of any Assignee, as of the effective date of the assignment to such Assignee, or in the case of any transfer of any rights under a Loan from one office to another of a Bank, as of the effective date of such transfer),

                          (i) it is entitled to receive all payments hereunder without deduction or withholding for or on account of any Taxes, and

                          (ii) it is permitted to take the actions described in clause (b) above, claiming a complete exemption from withholding of United States Federal Taxes, under the laws of the United States and any applicable double taxation treaties of the jurisdictions specified in clause (b) above.

         Each Bank which is a Non-U.S. Person further agrees that, to the extent any form claiming complete or partial exemption from withholding and deduction of United States Federal Taxes delivered under clause (b) above is found to be incomplete or incorrect in any material respect when delivered, or thereafter based on a change in law or a change in circumstances or other factors, such Bank shall execute and deliver to the Agent a complete and correct replacement form, or shall notify the Agent, which shall give notice thereof to the Company, that such form is incomplete or incorrect and that no replacement form claiming an exemption from withholding and deduction of United States Federal Taxes can be given.

         SECTION 8  INCREASED COSTS; SPECIAL PROVISIONS FOR
                    EURODOLLAR LOANS.

         8.1 Increased Costs. (a) If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Eurodollar Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

                 (A) shall subject any Bank (or any Eurodollar Office of such Bank) to any tax (other than any tax referred to in Section 7.6), duty or other charge with respect to its Eurodollar Loans, its Note (to the extent relating to Eurodollar Loans) or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Eurodollar Office imposed by the jurisdiction in which such Bank's principal executive office or Eurodollar Office is located); or

                 (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section
         4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any Eurodollar Office of such Bank); or

                 (C) shall impose on any Bank (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Note (to the extent relating to Eurodollar Loans) or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D of the Board of Governors of the Federal Reserve System, to impose a cost on) such Bank (or any Eurodollar Office of such Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Eurodollar Office) under this Agreement or under its Note with respect thereto, then within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for and a calculation of the amount of such demand, a copy of which shall be furnished to the Agent), the Company shall pay directly to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or such reduction; provided that the Company shall not be liable for any increased cost or reduced amount as to which such Bank became aware and failed to notify the Company promptly if and to the extent that prompt notice could have avoided or materially decreased the amount of payment by the Company hereunder.

         (b) If any Bank shall reasonably determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Office) or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of such Bank's obligations hereunder (including, without limitation, such Bank's obligations under Commitment A or Commitment B) to a level below that which such Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for and a calculation of the amount of such demand, a copy of which shall be furnished to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling Person for such reduction; provided that in determining any reduction in rate of return on capital, each Bank shall act reasonably and in good faith and will, to the extent any reduction relates to such Bank's loans and commitments in general and is not specifically attributable to the Loans and the Commitments hereunder, use averaging and attribution methods which are reasonable and which cover all loans and commitments made by such Bank which are similar to the Loans and Commitments whether or not the loan documentation for such other loans and commitments permits such Bank to receive increased costs of the type described in this clause (b).

         8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

         (a) deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the relevant market for such Interest Period, or the Agent otherwise reasonably determines

(which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

         (b) Banks having an aggregate Percentage of 30% or more advise the Agent that the Eurodollar Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding such Loans for such Interest Period (taking into account any amount to which such Banks may be entitled under Section 8.1), or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such Loans;

then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make, or convert any Floating Rate Loan into, Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Floating Rate Loan.

         8.3 Changes in Law Rendering Eurodollar Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund Eurodollar Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into Eurodollar Loans (but shall make Floating Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Banks which are not so affected, in each case in an amount equal to such Bank's Percentage of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Bank (or, in any event, if such Bank so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Floating Rate Loan. Each Floating Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall, notwithstanding any other provision of this Agreement, remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

         8.4 Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed, a copy of which shall be furnished to the Agent) the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan), as reasonably determined by such Bank, as a result of (a) any payment or prepayment or conversion of any Eurodollar Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including, without limitation, any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow or convert any Loans on a date specified therefor in a notice of borrowing or conversion pursuant to this Agreement.
For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

         8.5 Right of Banks to Fund through Other Offices. Each Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of such Bank to make such Loan, provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

         8.6 Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

         8.7 Mitigation of Circumstances; Replacement of Affected Bank. (a) Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank's sole judgment, be otherwise disadvantageous to such Bank.

         (b) At any time any Bank is an Affected Bank, the Company may replace such Affected Bank as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Agent, such bank(s) or financial institution(s) to have Commitments in such amounts as shall be reasonably satisfactory to the Agent (and upon notice from the Company such Affected Bank shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitments, its Loans, its Note, its participation in Letters of Credit, if any, and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid non-use fees and Letter of Credit fees, any amounts payable under Section 8.4 as a result of such Bank receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Bank hereunder).

         8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or
8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under Sections
8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

         SECTION 9  WARRANTIES.

         To induce the Agent and the Banks to enter into this Agreement, the Issuing Bank to issue Letters of Credit and the Banks to make Loans and purchase participations in Letters of Credit hereunder, the Company warrants to the Agent, the Issuing Bank and the Banks that:

         9.1 Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio; each Subsidiary is a corporation duly organized, validly existing and in good standing under the jurisdiction of its incorporation; the Company and each Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect; and the Company and each Subsidiary has full corporate power and authority to own its property and conduct its business as presently conducted by it.

         9.2 Authorization; No Conflict. The execution and delivery by the Company of this Agreement and each other Loan Document to which it is a party and the borrowings hereunder and the performance by each of the Company of its obligations under each Loan Document to which it is a party are within the corporate powers of the Company, have been duly authorized by all necessary corporate action on the part of the Company (including any necessary shareholder action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of law or any order, decree or judgment of any court or other government agency which is binding on the Company, (b) contravene or conflict with, or result in a breach of, any provision of the Certificate of Incorporation, By-Laws or other organizational documents of the Company or of any material agreement, indenture, instrument or other document, or any material judgment, order or decree, which is binding on the Company or any Subsidiary or (c) result in, or require, the creation or imposition of any Lien on any property of the Company or any Subsidiary (other than Liens arising under the Loan Documents).

         9.3 Validity and Binding Nature. This Agreement is, and upon the execution and delivery thereof each other Loan Document to which the Company is a party will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

         9.4 Financial Information. The audited consolidated financial statements of the Company and its Subsidiaries at December 31, 1993, copies of which have been delivered to each Bank, have been prepared in accordance with generally accepted accounting principles and present fairly the consolidated financial condition of the Company and its Subsidiaries taken as a whole as at such date and the results of their operations for the Fiscal Year then ended.

         9.5 No Material Adverse Change. Since the date of the audited consolidated financial statements described in Section 9.4, no event or events have occurred which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         9.6 Litigation and Suretyship Liabilities. No litigation (including, without limitation, derivative actions), arbitration proceeding or governmental proceeding is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which is reasonably likely to have a Material Adverse Effect except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities not provided for or disclosed in the financial statements referred to in Section 9.4 or listed in Schedule 9.6.

         9.7 Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good and marketable title to, or a valid leasehold interest in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 10.8.

         9.8 Subsidiaries. The Company has no Subsidiaries except those listed in Schedule 9.8.

         9.9 Pension and Welfare Plans. Except as disclosed to the Banks in writing prior to the date of this Agreement, during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan hereunder, (a) no steps have been taken to terminate any Pension Plan which would be reasonably likely to result in the Company being required to make a contribution to such Pension Plan, or incurring a liability or obligation to such Pension Plan, in excess of $250,000, and (b) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty under ERISA or the Code. Except as set forth on Schedule 9.9, the Company has no contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of subtitle B of title I of ERISA.

         9.10 Investment Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         9.11 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         9.12 Regulations G, T, U and X. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

         9.13 Taxes. Each of the Company and each Subsidiary has filed all tax returns and reports required by law to have been filed by it (except for such tax returns and reports with respect to which the failure to file timely would not have a Material Adverse Effect) and has paid all taxes and governmental charges thereby shown to be owing, except for (a) as disclosed on Schedule 9.6 and (b) for charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

         9.14 Solvency, etc. On the Effective Date and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, (a) the Company's assets will exceed its liabilities and (b) the Company will be solvent, will be able to pay its debts as they mature and will have capital sufficient to carry on its business as then constituted.

         9.15 Insurance. Set forth on Schedule 9.15 is a complete and accurate summary of the property, casualty and business interruption insurance program carried by the Company and its Subsidiaries on the date of this Agreement including the insurer's(s') name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), endorsed exclusions, deductibles and self- insured retention and a description in reasonable detail of (a) any retrospective rating plan, fronting arrangement or other self-insurance or risk assumption agreed to by the Company or any Subsidiary or imposed upon the Company or any Subsidiary by any such insurer and (b) any self- insurance program that is in effect.

         9.16 Contracts; Labor Matters.  Except as disclosed on Schedule 9.16:
(a) neither the Company nor any Subsidiary is a party to any contract or agreement, or is subject to any charge, corporate restriction, judgment, decree or order, which materially and adversely affects the Company's consolidated business, property, assets, operations or condition, financial or otherwise;
(b) no labor contract to which the Company or any Subsidiary is a party or is otherwise subject is scheduled to expire prior to the Termination Date; (c) neither the Company nor any Subsidiary has, within the two-year period preceding the date of this Agreement, taken any action which would have constituted or resulted in a "plant closing" or "mass layoff" within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law, and the Company has no reasonable expectation that any such action is or will be required at any time prior to the Termination Date; and (d) on the date of this Agreement there are no strikes or walkouts relating to any labor contracts to which the Company or any Subsidiary is a party or is otherwise subject.

         9.17 Environmental and Safety and Health Matters. Except as disclosed on Schedule 9.17 and except to the extent any of the following is not reasonably expected to have a Material Adverse Effect, the Company and each of its Subsidiaries and each property, operation and facility that the Company or any Subsidiary may own, operate or control (i) complies in all material respects with (A) all applicable Environmental Laws and (B) all applicable Occupational Safety and Health Laws; (ii) is not subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and Health Law; (iii) has not received any notice (A) that it may be in violation of any Environmental Law or Occupational Safety and Health Law, or (B) threatening the commencement of any proceeding relating to allegedly unlawful, unsafe or unhealthy conditions or (C) alleging that it is or may be responsible for any response, cleanup, or corrective action, including, but not limited to, any remedial investigation/feasibility study, under any Environmental Law or Occupational Safety and Health Law; (iv) has not received any notice that it is the subject of federal or state investigation evaluating whether any investigation, remedial action or other response is needed to respond to (A) a spillage, disposal or release or threatened release into the environment of any Hazardous Material, or (B) any alleged violation of any Occupational Safety and Health Law; (v) has not filed any notice under or relating to any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material in excess of quantities requiring notification under any Environmental Law, or (B) any violation of any Occupational Safety and Health Law and (vi) has no material contingent liability in connection with (A) any actual or potential spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material, whether on any premises owned or occupied by the Company or any Subsidiary or on any other premises or (B) any unsafe or unhealthful condition. Except as disclosed on Schedule 9.17, there are no Hazardous Materials on, in or under any property or facilities, owned, operated or controlled by the Company or any Subsidiary (except Hazardous Materials used in the ordinary course of the business of the Company and its Subsidiaries and used, stored, handled, treated and disposed of in all material respects in accordance with all applicable Environmental Laws and Occupational Safety and Health Laws) that, under applicable Environmental Laws or Occupational Safety and Health Laws (A) impose or could reasonably be expected to impose a liability for removal, remediation, or other cleanup or damage to natural resources, in an amount equal to or greater than $500,000; (B) could reasonably be expected to have a Material Adverse Effect; or (C) could reasonably be expected to result in the imposition of a Lien securing more than $500,000 of liability on the property or other assets of the Company or its Subsidiaries.

         9.18 Real Property. Set forth on Schedule 9.18 is a complete and accurate list, as of the date of this Agreement, of the address and legal description of any real property owned or leased by the Company or any Subsidiary, together with, in the case of leased property, the name and mailing and address of the lessor of such property.

         9.19 Information. All written information taken as a whole heretofore or contemporaneously herewith furnished by or on behalf of the Company or any Subsidiary to the Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information taken as a whole hereafter furnished by or on behalf of the Company or any Subsidiary to the Agent or any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

         SECTION 10  COVENANTS.

         Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:

         10.1 Reports, Certificates and Other Information.  Furnish to each
Bank:

         10.1.1 Audit Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year, (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Year, which audit report shall be without qualification as to going concern or scope and shall be prepared by KMPG Peat Marwick or other independent auditors of national recognized standing selected by the Company and reasonably acceptable to the Required Banks, together with a written statement from such auditors to the effect that in making the audit necessary for the signing of such audit report by such accountants, they have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if they have become aware of any such event, describing it in reasonable detail; and (b) consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings for the Company and its Subsidiaries for such Fiscal Year, together with a certificate of the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Company certifying that such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the dates and periods indicated.

         10.1.2 Quarterly Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter) of each Fiscal Year, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, consolidated and consolidating statements of earnings for such Fiscal Quarter, consolidated and consolidating statements of earnings and consolidated statements of cash flow for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a certificate of the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Company, certifying that such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the dates and periods indicated, subject to changes resulting from audit and normal year-end adjustments.

         10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and of each set of quarterly statements pursuant to Section 10.1.2, a duly completed certificate in the form of Exhibit C, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Company, containing a computation of each of the financial ratios and restrictions set forth in Sections 10.6, 10.7, 10.9 and 10.11 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

         10.1.4 Reports to SEC and to Shareholders. Promptly upon the filing or sending thereof, a copy of any annual, periodic or special report or registration statement (inclusive of exhibits thereto) filed with the SEC or any securities exchange and any report, proxy statement or other communication to the Company's shareholders generally.

         10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly (and in any event within one Business Day in the case of clause (a) and within ten days in the case of clauses (b) through (f)) upon an executive officer of the Company (which shall include, without limitation, the Chief Executive Officer, the Chief Financial Officer, the President and the Treasurer of the Company) becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto: (a) the occurrence of an Event of Default or an Unmatured Event of Default; (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Banks which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which has had or is reasonably likely to have a Material Adverse Effect; (c) any material adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed pursuant to clause (b); (d) the institution of any steps by the Company, any of its Subsidiaries or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under
Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty, or any material increase in the contingent liability of the Company with respect to any post-retirement Welfare Plan benefit (e) any lapse, cancellation or termination of, or other material change in, any pollution liability insurance policy maintained by the Company; and (f) the occurrence of any other event or circumstance which has had or is reasonably likely to have a Material Adverse Effect.

         10.1.6 Subsidiaries. Promptly upon the occurrences thereof, a written report of any change in the list of its Subsidiaries other than the sale or other disposition of General Nuclear.

         10.1.7 Management Reports. Promptly upon the request of the Agent or any Bank, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

         10.1.8 Projections, etc. As soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year, a five- year budget and projected cash flow, including J.D. Powers Auto Production forecasts.

         10.1.9 Other Information. From time to time such other information concerning the Company and its Subsidiaries as any Bank or the Agent may reasonably request.

         10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with generally accepted accounting principles; permit, and cause each Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default) any Bank or the Agent or any representative thereof to inspect the properties and operations of the Company and of such Subsidiary; and permit, and cause each Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default) any Bank or the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Bank or the Agent or any representative thereof), and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy extracts from) any of its books or other corporate records. The Company agrees to pay the fees of its auditors incurred in connection with any reasonable exercise of the rights of the Agent and the Banks pursuant to this Section.

         10.3 Insurance. Maintain, and cause each Subsidiary to maintain, with reputable, financially sound insurance companies (rated at least B+ by A. M. Best & Co.), insurance to such extent and against such hazards and liabilities as is customarily maintained by companies similarly situated (and, in any event, such insurance as may be required by any law or governmental regulation or any court order or decree); and, upon request of the Agent or any Bank, furnish to the Agent or such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries.

         10.4 Compliance with Laws; Maintenance of Property; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders the noncompliance with which would be reasonably likely to have a Material Adverse Effect; (b) maintain or cause to be maintained, and cause each Subsidiary other than General Nuclear to maintain or cause to be maintained, in good repair, working order and condition all material properties used in its business, and make, and cause each Subsidiary other than General Nuclear to make, all appropriate repairs, renewals and replacements of such properties; (c) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property; provided, however, that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto; and (d) not, and not permit any Subsidiary to, file or consent to the filing of any consolidated income tax return with any Person other than the Company and its Subsidiaries.

         10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.12) cause each Subsidiary other than General Nuclear to maintain and preserve, (a) its existence and good standing in the jurisdiction of its incorporation and (b) its qualification and good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing would not (i) if cured, foreclose access to the courts of such jurisdiction in respect of events occurring prior to such cure or (ii) in any event, be reasonably likely to result in a Material Adverse Effect).

         10.6 Financial Covenants.

         10.6.1 Minimum Net Worth. Not permit Tangible Net Worth at any time to be less than (a) $1,600,000 plus (b) 90% of Consolidated Net Income for the period beginning with the first full Fiscal Quarter occurring after the Effective Date and ending on the last day of the most recently ended Fiscal Quarter (excluding any loss for any Fiscal Quarter in such period).

         10.6.2 Accounts Payable to Inventory Ratio. Not permit the Accounts Payable to Inventory Ratio at the end of any Fiscal Quarter to be less than 1.3 to 1.0.

         10.6.3 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio to be less than 2.0 to 1.0.

         10.6.4 Consolidated Fixed Charge Coverage Ratio. Not permit the Consolidated Fixed Charge Coverage Ratio to be less than 2.5 to 1.0.

         10.6.5 Operating Leases. Not permit Consolidated Lease Expense to exceed $2,000,000 in any Fiscal Year.

         10.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except (a) obligations arising under the Loan Documents; (b) current accounts payable and accrued liabilities arising in the ordinary course of business; (c) Debt in respect of Capital Leases to the extent permitted by Section 10.9; (d) unsecured Debt of
(i) Manchester to the Company not exceeding $500,000 at any time and (ii) General Nuclear to the Company not exceeding $4,400,000 at any time; (e) unsecured Debt of the Company to Manchester not exceeding $9,500,000; (f) Hedging Agreements entered into by the Company or any Subsidiary; (g) Suretyship Liabilities in respect of any obligation of the Company or any Subsidiary permitted under this Agreement; (h) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 10.4; (i) Debt in respect of judgments or awards not constituting an Event of Default under Section 12.1.8; (j) Debt under the "Loan Documents" (as defined in the Manchester Credit Agreement); (k) Debt to be Repaid, Debt outstanding on the date hereof and listed in Schedule 10.7 under the heading "Continuing Debt" and other Debt hereafter incurred in connection with Liens permitted by Sections 10.8(d) and (e), and extensions, renewals and refinancings of any Debt (other than Debt to be Repaid) described in this clause (k) so long as the principal amount thereof is not increased.

         10.8 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety and appeal bonds, bids, performance bonds, utility deposits and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services (other than those described in subclauses (i) and (ii) of this clause (b)), and, in each case, for which it maintains adequate reserves; (c) Liens identified on Schedule 10.8; (d) Liens in connection with Capital Leases (to the extent permitted by Section 10.9);
(e) any Lien arising in connection with the acquisition, construction or improvement of property after the date hereof, and attaching only to the property being acquired, constructed or improved, if the Debt secured thereby does not exceed 90% of the fair market value of the property acquired at the time of acquisition thereof or 90% of the cost of such construction or improvement, as the case may be, nor $1,000,000 in the aggregate for all such Debt of the Company and all Subsidiaries at any one time outstanding; (f) attachments, judgments and other similar Liens, for sums not exceeding $500,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings; (g) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole; (h) Liens in favor of the Agent arising under the Loan Documents; (i) Liens under the "Loan Documents" (as defined in the Manchester Credit Agreement); (j) leases or subleases granted by the Company or any Subsidiary in the ordinary course of its business; (k) the interest or title of the lessor of any lease with respect to which the Company or a Subsidiary is lessee; and (l) extensions, renewals or replacements of any Lien permitted by the foregoing provisions of this Section 10.8, but only if the principal amount of the Debt secured thereby immediately prior to such extension, renewal or replacement is not increased and such Lien is not extended to any other property.

         10.9 Capital Expenditures. Not, and not permit any Subsidiary to, make or commit to make any Consolidated Capital Expenditures in any Fiscal Year unless, after giving effect to such Capital Expenditure, the aggregate amount of all Consolidated Capital Expenditures during such Fiscal Year shall not exceed $7,500,000.

         10.10 Restricted Payments. Not, and not permit any Subsidiary to, (a) declare or pay any dividends on any of its capital stock (other than stock dividends and declaration or payment or both by a Subsidiary to the Company or to any other Wholly-Owned Subsidiary), (b) purchase or redeem any such stock or any warrants, options or other rights in respect of such stock, (c) make any other distribution to shareholders (other than the issuance of stock, or options in respect thereof, to directors, officers and employees), (d) prepay, purchase or redeem any subordinated Debt or (e) set aside funds for any of the foregoing except that provided (i) no Unmatured Event of

Default or Event of Default has occurred and is continuing or would occur as a result of such payment and (ii) the Company has at least $25,000,000 of Tangible Net Worth, the Company may declare and pay dividends in an amount not to exceed 10% of Consolidated Net Income after June 30, 1994.

         10.11 Investments. The Company will not, nor will it permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except:

                 (a) Investments existing on the Effective Date and identified in Schedule 10.11;

                 (b)  Cash Equivalent Investments;

                 (c) Investments by the Company in its Subsidiaries in the form of contributions to capital or loans or advances not to exceed $500,000 in the aggregate in the case of Manchester and $4,400,000 in the case of General Nuclear; provided that immediately before and after giving effect to such Investment, no Unmatured Event of Default or Event of Default shall have occurred and be continuing and (ii) any loans or advances to Manchester are reasonably expected to be repaid within one year;

                 (d) Investments by the Company or any Subsidiary in any Subsidiary, in the form of capital contributions existing on the date hereof;

                 (e) loans or advances made by Manchester to the Company not to exceed $9,500,000 in the aggregate provided such loans and advances are reasonably expected to be repaid within one year;

                 (f) loans or advances to officers and employees of the Company or of any Subsidiary for travel or other ordinary business expenses not in excess of $150,000 in the aggregate at any time;

                 (g) extensions of credit in the nature of Accounts Receivable or notes receivable arising from the sale of goods and services in the ordinary course of business or from Asset Sales permitted by this Agreement; and

                 (h) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business.

         10.12 Mergers, Consolidations, Sales. Not, and not permit any Subsidiary other than General Nuclear to, (a) be a party to any merger or consolidation, (b) purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or (c) be a party to any Asset Sale, except for (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into, with or to any other Wholly-Owned Subsidiary, (ii) Investments permitted by Section 10.11 or (iii) Asset Sales (other than sales or assignments of accounts receivable or sales of all or substantially all the assets of the Company or any Subsidiary or sales of stock of any Subsidiary other than General Nuclear) provided that (x) no Event of Default of Unmatured Event of Default has occurred and is continuing or would result therefrom, (y) the gross proceeds of such Asset Sales do not exceed $1,000,000 in the aggregate in any Fiscal Year and (z) the Net Cash Proceeds thereof shall be applied in accordance with Section 6.2.2.

         10.13 Use of Proceeds. Use the proceeds of the Loans solely (i) to repay Debt to be Repaid, (ii) to purchase Manchester/Williamston/Homer from Manchester and (iii) for working capital, capital expenditure, tooling and other corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock; provided, however, that Loans under Commitment B shall be used solely for purchase of tooling and capital equipment.

         10.14 Transactions with Affiliates. Except as set forth on Schedule 10.14, not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Company and its Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates. Without limiting the foregoing except as set forth on
Schedule 10.14, the Company will not, and will not permit any Subsidiary to, pay any management, consulting or similar fee (other than board fees and reasonable expense reimbursements) to any Affiliate (other than to the Company or a Subsidiary).

         10.15 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations.

         10.16   Environmental Covenants.

         10.16.1 Environmental Response Obligation. (a) Comply, and cause each Subsidiary to comply, with any Federal or state judicial or administrative order requiring the performance at any real property owned, operated or leased by the Company or any

Subsidiary of activities in response to the release or threatened release of a Hazardous Material, except for the period of time that the Company or such Subsidiary is diligently in good faith contesting such order; (b) notify the Agent within ten days of the receipt of any written claim, demand, proceeding, action or notice of liability by any Person arising out of or relating to the release or threatened release of a Hazardous Material at any such property; and
(c) notify the Agent within ten days of any release, threat of release, or disposal of Hazardous Material reported by the Company or any Subsidiary to any governmental or regulatory authority at any real property owned, operated, or leased by the Company or any Subsidiary.

         10.16.2 Environmental Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all material Environmental Laws; (b) without limiting clause (a), not commence disposal of any Hazardous Material into or onto any real property owned, operated or leased by the Company or any Subsidiary; and (c) without limiting clause (a), not allow any Lien imposed pursuant to any law, regulation or order relating to Hazardous Materials or the disposal thereof to remain on any real property owned, operated or leased by the Company or any Subsidiary, except to the extent that the Company or such Subsidiary is contesting such Lien in good faith by appropriate proceedings and, in each case, for which no action to enforce such Lien has been commenced.

         10.16.3 Environmental Assessments. Without limiting any other provision of this Agreement, permit, and cause each Subsidiary to permit, the Agent to investigate the environmental aspects of the properties, facilities and operations of the Company or such Subsidiary (including taking samples and conducting such other activities as the Agent deems appropriate). If the Agent decides to cause such an environmental assessment of any property to be conducted because of (a) the Agent's considering taking possession of or title to such property after the occurrence of an Event of Default or (b) a material change in the use of the property which, in the opinion of the Required Banks, materially increases the risk of non-compliance with Environmental Laws or materially increases the risk of cost or liabilities thereunder, then the Company shall pay upon demand all reasonable costs and expenses (including reasonable attorney's fees) connected with such assessment. Nothing in this
Section 10.16.3, and no actions taken by the Agent or any Bank pursuant hereto, shall give, or be construed as giving, to the Bank the right or obligation to direct or control the conduct or action or inaction of the Company or any Subsidiary with respect to any environmental matters, including but not limited to those pertaining to compliance with any Environmental Law.

         10.17 Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any material contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

         10.18 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any material agreement containing any provision which would be violated or breached by any borrowing by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document.

         10.19 Further Assurances. Take such actions as the Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the obligations of the Company and its Subsidiaries hereunder and under the other Loan Documents are secured by substantially all assets of the Company subject to such exceptions as the Agent or the Required Banks from time to time may permit.

         10.20 Limitations on Sale and Leaseback Transactions. Not, and not permit any Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

         10.21 Business. The Company will not, and will not permit any Subsidiary to, enter into any business which differs in any material respect from the business in which the Company, or any Subsidiary of the Company, is engaged on the date of this Agreement.

         SECTION 11  CONDITIONS OF LENDING.

         The obligation of each Bank to make any Loan and of the Issuing Bank to issue any Letter of Credit is subject to the following conditions precedent:

         11.1 Initial Loan or Letter of Credit. The obligation of each Bank to make its initial Loan and of the Issuing Bank to issue the initial Letter of Credit, is, in addition to the conditions precedent specified in Section 11.2 and, if applicable, Section 11.3, subject to the conditions precedent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Banks is called the "Effective Date") that the Agent shall have received all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each
Bank:

         11.1.1  Notes.  The Notes.

         11.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance by the Company of this Agreement, the Notes and the other Loan Documents to which the Company is a party.

         11.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance of the Loan Documents by the Company.

         11.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of the Company certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

         11.1.5 Security Agreement. A security agreement, substantially in the form of Exhibit D-1, issued by the Company (as amended, supplemented or otherwise modified from time to time, the "Security Agreement"), together with evidence, satisfactory to the Agent, that substantially all filings (including, without limitation, a patent security agreement substantially in the form of Exhibit D-2, as amended, supplemented or otherwise modified from time to time, the "Patent Security Agreement) necessary to perfect the Agent's Lien on any collateral granted under the Security Agreement have been duly made and are in full force and effect (subject to such exceptions as the Agent may approve).

         11.1.6 Pledge Agreement. A pledge agreement, substantially in the form of Exhibit E, issued by the Company (as amended, supplemented or otherwise modified from time to time, the "Pledge Agreement").

         11.1.7  Real Estate Documentation.        With respect to each parcel
of real property owned by the Company, (a) a duly executed Mortgage; (b) a currently effective, marked-up title commitment, in form and amount satisfactory to the Agent, insuring such Mortgage and subject only to those exceptions approved by the Agent; and (c) a survey acceptable to the Agent.

         11.1.8 Opinions of Counsel for the Company. The opinions of Honigman, Miller, Schwartz & Cohn substantially in the form of Exhibit F.

         11.1.9 Insurance. Copies of insurance binders or Certificates of insurance as required pursuant to Section 10.3 and the Loan Documents satisfactory to the Agent along with evidence that the Agent and Banks are named as loss payee and additional insured.

         11.1.10 Debt to be Repaid, etc. The Agent shall have received evidence, reasonably satisfactory to the Agent, that (a) all Debt to be Repaid has been, or concurrently with the making of such Loan and/or issuance of such Letter of Credit will be, paid in full; and (b) all commitments under the agreements relating to such Debt, and all Liens securing such Debt, have been, or concurrently with the making of such Loan and/or issuance of such Letter of Credit will be, terminated.

         11.1.11 Fees. The Company shall have paid (or shall have made arrangements to pay with the proceeds of the initial Loan) all fees and expenses then due and payable to the Agent or any Bank (including, to the extent then billed, all amounts payable pursuant to Section 14.6).

         11.1.12 Transfer of Assets. Manchester/Williamston/Homer shall have been transferred from Manchester to the Company in a manner satisfactory to the Agent.

         11.1.13 Other. Such other documents as the Agent or any Bank may reasonably request.

         11.2 All Loans and Letters of Credit. The obligation of each Bank to make each Loan and of the Issuing Bank to issue the Letter of Credit, whichever first occurs, is subject to the following further conditions precedent that:

         11.2.1 No Default, etc. (a) No Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of such Loan and (b) the warranties of the Company contained in Section 9 (excluding, in the case of all Loans other than the initial Loan hereunder, Sections 9.4, 9.6, 9.8 and 9.15 through 9.18) are true and correct in all material respects as of the date of such requested Loan or the issuance of such Letter of Credit, with the same effect as though made on such date.

         11.2.2 Confirmatory Certificate. If requested by the Agent or any Bank, the Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or issuing such Letter of Credit), together with such other documents as the Agent or any Bank may reasonably request in support thereof.

         11.3 Condition for B Loans. The obligation of each Bank to make any B Loan is subject to the further condition precedent that the Company deliver a loan request in the form of Exhibit B (as amended, supplemented or otherwise modified from time to time, the "B Loan Request") accompanied by an invoice for the tooling or capital equipment being purchased with the proceeds of such B Loan.

         SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.

         12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

         12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest on any Loan, any reimbursement obligation with respect to any Letter of Credit or any fee or other amount payable by the Company hereunder or under any other Loan Document.

         12.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary in an aggregate amount (for all Debt so affected) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

         12.1.3 Other Material Obligations. Default in the payment when due of more than $500,000 in the aggregate, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Subsidiary with respect to any material purchase or lease of goods or services (except only to the extent that the existence of any such default is being contested by the Company or such Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been made in respect of such default).

         12.1.4 Bankruptcy, Insolvency, etc. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary), is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 60 days undismissed; or the Company or any Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

         12.1.5 Non-Compliance with Provisions of This Agreement. Failure by the Company to comply with or to perform any covenant set forth in Sections
10.6 through 10.14 or Section 10.19; or failure by the Company to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 30 days (or, in the case of Section 10.15, five Business Days) after notice thereof to the Company from the Agent, any Bank or the holder of any Note.

         12.1.6 Warranties. Any warranty made by the Company herein or in any Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company to the Agent or any Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

         12.1.7 Pension Plans. (i) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000, or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

         12.1.8 Judgments. Final judgments which exceed an aggregate of $500,000 shall be rendered against the Company, or any Subsidiary and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

         12.1.9 Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect with respect to the Company, the Company shall fail to comply with or to perform any applicable material provision of any Collateral Document and such failure continues for 30 days after notice to the Company by the Agent, any Bank or the holder of any Note or the Company (or any Person by, through or on behalf of the Company) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

         12.1.10 Material Adverse Change. The Required Lenders shall have reasonably determined in good faith that an event has occurred or a condition exists that has had or will have a Material Adverse Effect.

         12.1.11 Change in Control.  A Change in Control shall occur.

         12.2 Effect of Event of Default.  If any Event of Default described in
Section 12.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Notes and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to deliver to the Agent cash collateral in an amount equal to the outstanding face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, in the case of any other Event of Default, the Agent may (and upon written request of the Required Banks shall) declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Notes and all other obligations hereunder to be due and payable and/or demand that the Company immediately deliver to the Agent cash collateral in an amount equal to the outstanding face amount of all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Notes and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to the Agent cash collateral in an amount equal to the face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or
Section 12.1.4 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this
Section 12 may be waived by the written concurrence of the Required Banks. Any cash collateral delivered hereunder shall be held by the Agent and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may direct.

         SECTION 13  THE AGENT.

         13.1 Authorization. Each Bank and the holder of each Note authorizes the Agent to act on behalf of such Bank or holder to the extent provided herein or in any other Loan Document or any other document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto.

         13.2 Indemnification. Each Bank and the holder of each Note agrees to reimburse and indemnify the Agent for, and hold the Agent harmless against, a share (determined in accordance with its respective Percentage) of any loss, damages, penalty, action, judgment, obligation, cost, disbursement, liability or expense (including attorneys' fees) incurred without gross negligence or willful misconduct on the part of the Agent arising out of or in connection with the performance of its obligations or the exercise of its powers hereunder or under any other Loan Document or any other document or instrument delivered hereunder or in connection herewith, as well as the costs and expenses of defending against any claim against the Agent arising hereunder or thereunder.

         13.3 Exculpation. The Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement, any other Loan Document and any schedule, certificate, statement, report, notice or other writing which it believes to be genuine or to have been presented by a proper person. Neither the Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, this Agreement, any other Loan Document or any other instrument or document delivered hereunder or in connection herewith, (ii) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (iii) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Company or any other obligor of its obligations, or (iv) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity.

         13.4 Credit Investigation. Each Bank acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had such Bank's Commitments been granted, the Letter of Credit had been issued and such Bank's Loans been made directly by such Bank to the Company without the intervention of the Agent or any other Bank. Each Bank agrees and acknowledges that the Agent makes no representations or warranties about the creditworthiness of the Company or any other party to this Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of this Agreement or any other Loan Document or the value of any security therefor.

         13.5 Agent and Affiliates. The Agent in its individual capacity shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from and generally engage in any kind of business with the Company or any Affiliate thereof as if the Agent were not the Agent hereunder.

         13.6 Action on Instructions of the Required Banks. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement of any Loan Document or collection of the Loans), the Agent shall not be required to exercise any discretion or take any action, but the Agent shall in all cases be fully protected in acting or refraining from acting upon the written instructions from (i) the Required Banks, except for instructions which under the express provisions hereof must be received by the Agent from all Banks, and (ii) in the case of such instructions, from all Banks. In no event will the Agent be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Loan Document or applicable law. The relationship between the Agent and the Banks is and shall be that of agent and principal only and nothing herein contained shall be construed to constitute the Agent a trustee for any holder of a Note or of a participation therein nor to impose on the Agent duties and obligations other than those expressly provided for herein.

         13.7 Funding Reliance. (a) Unless the Agent receives notice from a Bank by 11:00 a.m., Chicago time, on the day of a proposed borrowing that such Bank will not make available to the Agent the amount which would constitute its Percentage of such borrowing in accordance with Section 2.3, the Agent may assume that such Bank has made such amount available to the Agent and, in reliance upon such assumption, make a corresponding amount available to the Company. If and to the extent such Bank has not made any such amount available to the Agent, such Bank and the Company jointly and severally agree to repay such amount to the Agent forthwith on demand, together with interest thereon at the interest rate applicable to Loans comprising such borrowing. Nothing set forth in this clause (a) shall relieve any Bank of any obligation it may have to make any Loan hereunder.

         (b) Unless the Agent receives notice from the Company prior to the due date for any payment hereunder that the Company does not intend to make such payment, the Agent may assume that the Company has made such payment and, in reliance upon such assumption, make available to each Bank its share of such payment. If and to the extent that the Company has not made any such payment to the Agent, each Bank which received a share of such payment shall repay such share (or the relevant portion thereof) to the Agent forthwith on demand, together with interest thereon at the Alternate Reference Rate. Nothing set forth in this clause (b) shall relieve the Company of any obligation it may have to make any payment hereunder.

         13.8 Collateral Matters. The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and any Hedging Agreements with any Bank and payment in full of all Loans and all other obligations of the Company under this Agreement and under any other Loan Document and any Hedging Agreements with any Bank; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company or such Subsidiary to be, renewed or extended; or (v) subject to the penultimate sentence of Section 14.1, if approved, authorized or ratified in writing by the Required Banks. Upon request by the Agent at any time, the Banks will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this
Section 13.8.

         13.9 Resignation. The Agent may resign as such at any time upon at least 30 days' prior notice to the Company and the Banks. In the event of any such resignation, the Required Banks shall as promptly as practicable appoint a successor Agent. If no successor shall have been so appointed, and shall have accepted such appointment, within 30 days after the giving of notice of such resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America having a combined capital, surplus and undivided profits of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all further duties and obligations under this Agreement. After any resignation pursuant to this Section 13.9, the provisions of this Section 13 shall inure to the benefit of the retiring Agent as to any actions taken or omitted to be taken by it while it was Agent hereunder.

         SECTION 14  GENERAL.

         14.1 Waiver; Amendments. No delay on the part of any Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Company and by Banks having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent (a) shall amend, modify or waive any condition precedent to any Loan without the consent of Banks holding 100% of the Commitments or (b) shall (i) extend or increase the amount of any Commitment,
(ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iv) release any substantial part of the Collateral granted under the Collateral Documents except Collateral having a fair market value of less than $5,000,000 in the aggregate or as otherwise permitted under this Agreement or the Collateral Documents or (v) change the aggregate Percentage required to effect an amendment, modification, waiver or consent or amend this Section 14.1 without, in each case, the consent of all Banks. No provisions of Section 13 shall be amended, modified or waived without the consent of the Agent. No provision relating to Section 2.6, 2.7, 2.8, 2.9, 2.10, 2.12(c) or 5.3 shall be amended, modified or waived without the consent of the Issuing Bank.

         14.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

         14.3 Notices. Except as otherwise provided in Sections 2.3, 2.4 and 4.3, all notices hereunder shall be in writing (including, without limitation, facsimile transmission) and shall be sent to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice received by the other party, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery shall be deemed to have been given when received. For purposes of Sections 2.3, 2.4 and 4.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Agent and each Bank harmless from any loss, cost or expense resulting from any such reliance.

         14.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Company's audited financial statements for the 1993 Fiscal Year.

         14.5 Regulations G, T, U, And X. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

         14.6 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent (including the fees and charges of counsel for the Agent and of local counsel, if any, who may be retained by said counsel) in connection with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including, without limitation, any amendments, supplements or waivers to any Loan Documents), and all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees, court costs and other legal expenses) incurred by the Agent and each Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. Each Bank agrees to reimburse the Agent for such Bank's pro rata share (based on its respective Percentage) of any such costs and expenses of the Agent not paid by the Company. In addition, the Company agrees to pay, and to save the Agent and the Banks harmless from all liability for, any stamp or other taxes (excluding income taxes) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

         14.7 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

         14.8 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         14.9 Assignments; Participations.

         14.9.1 Assignments. Any Bank may, with the prior written consents of the Company, the Issuing Bank and the Agent (which consents shall not be unreasonably delayed or withheld), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee"), all or any fraction of such Bank's Loans and Commitments (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank's Loans and Commitments) in a minimum aggregate amount equal to the lesser of (i) the assigning Bank's remaining aggregate Loans, participation in Letters of Credit and (to the extent not used) Commitments and (ii) $5,000,000; provided, however, that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Bank under such Sections and (b) the Company, the Issuing Bank and the

Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

                 (x) five Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Bank and the Assignee,

                 (y) the assigning Bank and the Assignee shall have executed and delivered to the Company and the Agent an assignment agreement substantially in the form of Exhibit G (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent the Issuing Bank and the Company, and

                 (z) the assigning Bank or the Assignee shall have paid the Agent a processing fee of $3,000.

From and after the date on which the conditions described above have been met,
(x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder, and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Company shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) a new Note in the principal amount of the Assignee's Loan Commitment and, if the assigning Bank has retained a Loan Commitment hereunder, a replacement Note in the principal amount of the Loan Commitment retained by the assigning Bank (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Note "exchanged" and deliver it to the Company. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

         Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, (a) any Bank may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder) and
(b) no assignment pursuant to this Section 14.9.1 shall require the Company to file any registration statement with the SEC or to apply to qualify any interest herein or in any Note under the "blue sky" or other securities laws of any jurisdiction.

         14.9.2 Participations. Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitments of such Bank or any other interest of such Bank hereunder, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the penultimate sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Bank if no participation had been sold).

         14.10 Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Illinois.
Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent, the Banks and any other holder of a Note expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

         14.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. When counterparts executed by all of the parties hereto shall have been lodged with the Agent (or, in the case of any Bank as to which an executed counterpart shall not have been so lodged, the Agent shall have received confirmation from such Bank of execution of a counterpart hereof by such Bank), this Agreement shall become effective as of the date hereof, and at such time the Agent shall notify the Company and each Bank.

         14.12 Successors and Assigns. This Agreement shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the permitted successors and assigns of the Banks and the Agent.

         14.13 Indemnification by the Company.

         (a) In consideration of the execution and delivery of this Agreement by the Agent and the Banks and the agreement to extend the Commitments provided hereunder and issue Letters of Credit hereunder, the Company hereby agrees to indemnify, exonerate and hold the Agent, the Issuing Bank, each Bank and each of the officers, directors, employees and agents of the Agent and each Bank (collectively the "Bank Parties" and individually each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and charges (collectively therein called the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans or (ii) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for (a) any such Indemnified Liabilities arising on account of any such Bank Party's bad faith, gross negligence or willful misconduct and (b) any taxes for which the Company is not liable pursuant to the provisions of Section 7.6. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Nothing set forth above shall be construed to relieve any Bank Party from any obligation it may have under this Agreement.

         (b) Without limiting the provisions of clause (a) above, the Company agrees to reimburse each Bank Party against any and all losses, claims, damages, penalties, judgments, liabilities and expenses (including reasonable attorneys' and consultant's fees) which any Bank Party may pay, incur or become subject to arising out of or relating to the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Material at any real property owned or leased by the Company or any Subsidiary or used by the Company or any Subsidiary in its business or operations, except to the extent caused by the acts or omissions of any Bank Party.

         (c) All obligations provided for in this Section 14.13 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

         14.14 Confidentiality. The Agent and the Banks shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Company in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and, in any event, may make disclosure on the same confidential basis as provided for herein that is reasonably required by any actual or bona fide potential transferee or participant in connection with the contemplated transfer of any Note or participation therein or in any Letter of Credit or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each of the Agent and each Bank shall notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Agent or such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and further provided that in no event shall the

Agent or any Bank be obligated or required to return any materials furnished by Company.

         14.15 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE COMPANY, THE AGENT AND EACH BANK HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH OF THE COMPANY, THE AGENT AND EACH BANK FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY, THE AGENT AND EACH BANK HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE COMPANY, THE AGENT OR ANY BANK HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY, THE AGENT AND EACH BANK HEREBY IRREVOCABLY WAIVE SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         14.16 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Delivered at Chicago, Illinois, as of the day and year first above written.

                                         LARIZZA INDUSTRIES, INC.


                                         By /s/ Terence C. Seikel
                                         Title Chief Financial Officer

                                         201 West Big Beaver Road
                                         Troy, Michigan 48084
                                         Attention:  President
                                         Facsimile:  (810) 524-4996

                                        CONTINENTAL BANK N.A., individually, as
                                        Issuing Bank and as Agent



                                         By /s/   Steven Ahrenholz
                                                  Vice President

                                         231 South LaSalle Street
                                         Chicago, Illinois  60697
                                         Attention: Steven K. Ahrenholz
                                         Facsimile: (312) 987-5500

                                   SCHEDULE I

                       COMMITMENT LIMITS AND PERCENTAGES



                                  Amount of               Amount of                Total of
Name of Bank                      Commitment A            Commitment B             Commitments               Percentage
- ------------                      ------------            ------------             -----------               ----------
Continental Bank                  $27,000,000             $ 8,000,000              $35,000,000                 100%
N.A.



                                  -----------             -----------              -----------                -----
TOTALS                            $27,000,000             $ 8,000,000              $35,000,000                 100%